EXHIBIT 99.1

NAPCO Security Systems, Inc. Announces the Acquisition of Marks USA, a Major Industrial and Commercial Locking Manufacturer

- Acquisition Expected to Add Approximately $25 Million to Yearly Revenues and be Accretive to Per Share Results –

- Company to Conduct Conference Call on Wednesday, August 20, 2008 at 11:00 AM EDT -

AMITYVILLE, N.Y.--(BUSINESS WIRE)--NAPCO Security Systems Inc. (Nasdaq: NSSC) today announced the acquisition of Marks USA – a move that further strengthens NAPCO’s comprehensive line of security products. The purchase price for the business and substantially all of the assets was $25 million and the assumption of current liabilities. The Company funded the acquisition with a term loan from its principal lenders.

Marks USA, a long established privately-held company, is located in Amityville, New York and is a leading independent manufacturer of industrial, commercial and institutional locks. Yearly revenue for its fiscal year ended July 31, 2008 approximates $25 million with pre-acquisition EBITDA* of approximately $4 million. Management anticipates that the acquisition will immediately be accretive to NAPCO’s per share results.

Richard Soloway, NAPCO’s President and CEO said, “This acquisition underscores NAPCO’s commitment to its customers and shareholders by offering enhanced growth opportunities through organic means as well as strategic acquisitions. We are proud of our previous acquisitions of Alarm Lock and Continental, which have been seamlessly and successfully integrated into our Company. We believe that NAPCO and its employees, customers and shareholders will benefit greatly from this Marks USA acquisition. Marks USA complements our broad range of security systems and will help us advance our leadership position in providing more cutting-edge security technology and solutions to our customers.”

Mr. Soloway added, “Combined with NAPCO’s Alarm Lock and Continental Access Control divisions, we now offer our customers one of the widest ranges of door technology products available anywhere in the world. This acquisition now positions NAPCO to have its greatest strength in the industrial and commercial security market, which has been recognized to be the most profitable sector of the security industry. The combined annual revenues of our companies should now be in excess of $90 million generating excellent profits. As the synergies and integration of the combined companies take hold, this should provide a springboard to even further enhancements to our profitability.”

George Marks, President of Marks USA stated, “We are delighted to be part of NAPCO Security Systems and we believe the combination will enhance the opportunity for long-term growth. Being part of NAPCO provides Marks USA with increased distribution, market penetration, purchasing leverage as well as strengthening the research and development capabilities of both companies. NAPCO’s proven commitment to research and development, as well as its global distribution capabilities, fits perfectly with Marks’ strategic positioning of our new lines of more than 300 custom designed architectural and industrial locksets for major buildings and hospitals. The new team of NAPCO and Marks will strengthen our ability to support our growing network of customers with expanded sales, manufacturing and customer service departments. I look forward to our collaboration with NAPCO which will bring us to new heights,” Mr. Marks concluded.

Mr. Soloway stated, “We are delighted to be welcoming George Marks and Marks USA into the NAPCO family. This will bring an unprecedented opportunity for increased sales and earnings for our Company and our shareholders. I look forward to this new era.” George Marks will remain as President of Marks USA, which will operate as a subsidiary of NAPCO Security Systems, Inc.

A conference call is scheduled for Wednesday, August 20, 2008, at 11:00 AM EDT. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5-10 minutes prior to 11:00 AM EDT. The conference call will also be available on replay starting at 1:00 PM EDT on August 20, 2008 and ending on September 10, 2008. For the replay, please dial (877) 660-6853 (replay account # 332, replay conference # 294888). The access number for the replay for international callers is (201) 612-7415 (replay account # 332, replay conference # 294888).

About NAPCO Security Systems, Inc.

NAPCO Security Systems, Inc. is one of the world’s leading manufacturers of technologically advanced -electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

For additional information on NAPCO, please visit the Company’s web site at www.napcosecurity.com.

For additional information on Marks USA, please visit the Company’s website at www.marksusa.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company’s filings with the Securities and Exchange Commission.

*

EBITDA has been calculated by adding depreciation and amortization for the eleven months ended June 30, 2008 ($55,000) and interest expense for the eleven months ended June 30, 2008 ($40,000) to net income for the eleven months ended June 30, 2008 ($3,610,000) and annualizing the sum ($3,705,000) for twelve months.

CONTACT:
NAPCO Security Systems, Inc.
631-842-9400 ext. 120
Richard Soloway
CEO
or
Kevin S. Buchel
Senior VP
or
Wolfe Axelrod Weinberger Assoc. LLC
212-370-4500
Donald Weinberger
or
Alisa D. Steinberg (media)
Fax: 212-370-4505
don@wolfeaxelrod.com / alisa@wolfeaxelrod.com